Item 77C) Matters submitted to a vote of security holders

RS Variable Products Trust

A special meeting of the shareholders of RS Variable Products Trust ("the Trust") was held on May 23, 2014. At the meeting, the shareholders of the Trust elected Judson Bergman, Dennis M. Bushe, Margherita L. DiManni, Kenneth R. Fitzsimmons, Anne M. Goggin, Lawrence E. Harris, Christopher C. Melvin, Jr., Gloria S. Nelund, and Matthew H. Scanlan as trustees of the Trust.Proposal to Elect Trustees


Nominee			 Votes For    Votes Against/ 	  Abstentions
					   Withheld
Judson Bergman     243,245,382.572    3,647,510.000            0.000
Dennis M. Bushe	   243,291,555.572    3,601,337.000            0.000
Margherita L.
DiManni            243,228,042.572    3,664,850.000            0.000
Kenneth R.
Fitzsimmons        243,213,108.572    3,679,784.000            0.000
Anne M. Goggin     243,263,137.572    3,629,755.000            0.000
Lawrence E.
Harris             243,203,352.572    3,689,540.000            0.000
Christopher C.
Melvin, Jr.        243,299,753.572    3,593,139.000            0.000
Gloria S. Nelund   243,334,784.572    3,558,108.000            0.000
Matthew H.
Scanlan            243,184,961.572    3,707,931.000            0.000